Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of AMCI Acquisition Corp. II (the “Company”) on Form S-4 of our report dated March 25, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of  AMCI Acquisition Corp. II as of December 31, 2021 and for the period from January 28, 2021 (inception) through December 31, 2021, which report appears in the proxy statement/prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such proxy statement/prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

May 9, 2022